Non-Employee Director Compensation Policy
This policy describes the compensation payable to Directors of NxStage Medical, Inc. (“NxStage”) who are not employees of NxStage (or its subsidiaries) and have not been employees of NxStage (or its subsidiaries) within the preceding 12 months. All other Directors will not receive compensation from NxStage for service on the Board and thus are not covered by this policy.
Retainers and Fees
Directors will receive a $45,000 annual retainer plus the following additional annual retainers, as applicable:

	Committee Chair			Committee Member*
Board Chair	Audit	Compensation	Nominating and Corporate Governance	Audit	Compensation	Nominating and Corporate Governance
$55,000	$20,000	$15,000	$10,000	$10,000	$7,500	$5,000
_______________________
* Not paid to Committee Chairs
Annual retainers will be paid in four equal installments following each calendar quarter and will be prorated for the portion of such quarter during which a Director actually served as a member or chair of the Board and its standing committees.
If the Board forms any additional committee, a member of such committee will also receive $500 for each meeting of such committee attended.
Equity Grants
On the date of a Director’s initial election to the Board (by stockholder or Board vote), such Director will be granted options to purchase shares of NxStage’s common stock (“Common Stock”) with a grant date fair value of $187,500, prorated for the period between the grant date and the following May 31. This initial option grant will vest monthly over three years.
Thereafter, on the date that each succeeding annual meeting of stockholders concludes, each Director who remains a member of the Board will be granted options to purchase shares of Common Stock with a grant date fair value of $150,000. This annual option grant will vest monthly over one year.
Each initial and annual stock option will be subject to the following additional terms:

•	Options are granted pursuant to NxStage’s 2014 Omnibus Incentive Plan or any successor plan (“Incentive Plan”).

•
Exercise price is equal to the closing sale price (for the primary trading session) of Common Stock on the Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the date of grant (and if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board) (“Closing Price”).

•	Vesting is subject to a Director’s continued service on the Board.

•
Options may be exercised for a period of seven years following grant; provided, that upon ceasing Board service, Directors with less than three years of continuous Board service may exercise such options for up to 1 year following death and up to 3 months otherwise.

•	Options are subject to such other terms and conditions as the Board shall determine.
Each Director may elect to receive shares of Common Stock in lieu of the cash compensation to be paid hereunder (“Equity Election”). Directors desiring to make an Equity Election must do so in writing on the date of the annual meeting of stockholders at which such Director is elected. The Equity Election will apply to all cash compensation to be paid after the date of the election and will remain in effect until the date of the next annual meeting of stockholders. Equity Elections may not be revoked. Directors who make an Equity Election will receive quarterly grants of Common Stock on the last business day of any calendar quarter during the election period (“Quarterly Grant Date”), in an amount equal to the quotient of the total cash consideration such Director is due during that quarter (quarterly retainers plus any ad-hoc meeting fees) divided by the Closing Price on the Quarterly Grant Date. Such shares are granted pursuant to the Incentive Plan.
Expenses
Directors will be reimbursed for reasonable and documented travel expenses incurred to attend Board and committee meetings.

Effective Date: May 25, 2017